Exhibit 99.1

Eversource Energy Completes Exit of Offshore Wind Business

Company Closes on the Sale of Revolution Wind and South Fork Wind to Global Infrastructure Partners

BOSTON, Mass. And HARTFORD, Conn. (September 30, 2024) – Eversource Energy (NYSE: ES) today announced that it has completed the sale of its 50 percent interest in the 132-megawatt South Fork Wind project (South Fork Wind) and the 704-megawatt Revolution Wind project (Revolution Wind) to Global Infrastructure Partners (GIP). Adjusted gross proceeds from the transaction were $745 million.

Adjusted gross proceeds from the sale were reduced by approximately $375 million as compared with the expected purchase price of approximately $1.12 billion. This reduction reflects approximately $150 million due to lower capital spending between announcing the transaction and closing, and lower proceeds of approximately $225 million related to the final terms of the sale transaction, primarily due to the delay of the commercial operations date of Revolution Wind.

“We have reached an important milestone today in our commitment as a pure-play regulated pipes and wires utility that delivers superior service and value to our customers,” said Eversource Chairman, President and Chief Executive Officer Joe Nolan. “We are proud of the role we have played to advance offshore wind projects, and we will continue to be a leader in employing our transmission expertise to conduct onshore work that supports the clean energy transition and enables the continued development of renewable resources for our region.”

With the completion of this sale and the previously completed sale of the Company’s 50 percent interest in the Sunrise Wind project (Sunrise Wind) to Ørsted announced on July 9, 2024, Eversource expects to record an aggregate net loss on the completion of its offshore wind divesture of approximately $520 million in the third quarter of 2024. This aggregate net loss includes the final gain on the sale of Sunrise Wind of $370 million and anticipated increases in Revolution Wind construction costs and other project related charges. This estimate is subject to change as Eversource finalizes results for the third quarter ended September 30, 2024. Eversource expects to recognize a liability of approximately $360 million, that is included as part of the aggregate net loss of $520 million on the sale, in the third quarter of 2024. The majority of this liability is expected to be settled in 2026.

“We have completed an important step in our journey to strengthen our balance sheet and improve our credit metrics, with the closing of this transaction and resulting proceeds,” said Eversource Executive Vice President and Chief Financial Officer John Moreira. “Our equity issuance plan of up to $1.3 billion over the next several years is unchanged, and we look forward to working with Ørsted and GIP to complete the onshore construction of these projects to enable clean energy in the New England region. In addition, this transaction is not expected to have a material impact to our targeted FFO/Debt ratio of 14% to 15% by 2025.”

The following factors were included in the aggregate net loss of $520 million on sale and related expected liability:

•	A gain on the sale of Eversource’s 50 percent interest in Sunrise Wind to Ørsted of approximately $370 million.

Offsets include:

•	Lower proceeds related to final terms of the sale transaction to GIP of approximately $225 million related to non-construction costs for the Revolution Wind and South Fork Wind projects.
•	Forecasted higher capital construction costs as a result of a delay in the anticipated commercial operation date related to Revolution Wind of approximately $350 million.
•	Anticipated post-closing adjustments of approximately $315 million as a result of final economics of the Revolution Wind and South Fork Wind projects, which include Eversource’s obligations to meet GIP’s requirements until the projects reach commercial operations date, as specified in the definitive transaction agreement with GIP.

Proceeds related to this sale may be further adjusted due to final construction costs and updated project economics as of the commercial operation date of Revolution Wind. South Fork Wind has achieved commercial operations and, as a result, Eversource does not expect a material financial impact related to this project. With the previously announced sale of Sunrise Wind to Ørsted, Eversource has no ongoing financial obligations associated with Sunrise Wind. With the completion of this sale, Eversource has now divested all its ownership interests in the offshore wind business. Eversource will maintain its previously announced tax equity investment in South Fork Wind. The sale of the offshore wind projects has no impact on Eversource’s regulated entities.

Factors that could cause Eversource’s total net proceeds to be higher or lower at Revolution Wind’s commercial operations date include the following:

•	Revolution Wind’s eligibility for federal investment tax credits at other than the anticipated 40 percent level;
•	The ultimate cost of construction for Revolution Wind. Under the purchase and sale agreement, Eversource and GIP will share the difference between a base construction forecast and the aggregate cost of the two projects up to an effective cap of approximately $240 million. Eversource will have responsibility for GIP’s obligations for any additional costs in excess of the cap amount consistent with the existing joint venture terms;
•	Further delays in constructing Revolution Wind, that would impact the economics associated with the purchase price adjustment; and
•	Lower operation costs or higher availability of the projects. Eversource can benefit, but not be harmed, from lower costs of operations and/or higher availability as compared to a base level assumed in the projects’ financial models through the period that is four years following commercial operation date of the Revolution Wind project.

Under the agreement, Eversource’s existing and certain additional credit support obligations for Revolution Wind are expected to roll off as the project completes construction.

Eversource engaged Goldman Sachs as its financial advisor to assist with the sale. Ropes & Gray LLP served as its legal counsel.

Eversource (NYSE: ES), celebrated as a national leader for its corporate citizenship, is among the top energy companies in Newsweek’s list of America’s Most Responsible Companies for 2024 and recognized as a Five-Year Champion, appearing in every edition of the list. Eversource transmits and delivers electricity and natural gas and supplies water to approximately 4.4 million customers in Connecticut, Massachusetts and New Hampshire. The #1 energy efficiency provider in the nation, Eversource harnesses the commitment of approximately 10,000 employees across three states to build a single, united company around the mission of safely delivering reliable energy and water with superior customer service. The company is empowering a clean energy future in the Northeast, with nationally recognized energy efficiency solutions and successful programs to integrate new clean energy resources like a first-in-the-nation networked geothermal pilot project, solar, offshore wind, electric vehicles and battery storage, into the energy delivery system. For more information, please visit eversource.com, and follow us on X, Facebook, Instagram, and LinkedIn. For more information on our water services, visit aquarionwater.com.

CONTACTS:

Media:

William Hinkle

william.hinkle@eversource.com

(336) 682-8799

Investor Relations:

Rima Hyder

rima.hyder@eversource.com

(781) 441-8062

This document includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts, including anticipated third and fourth quarters of 2024 and fiscal 2025 financial impacts of the now-divested offshore wind investment, the timing of liability settlement, Eversource's equity issuance plans and the timing thereof, Eversource’s future onshore work, and the development of offshore wind in New England. These statements are “forward-looking statements” within the meaning of U.S. federal securities laws.  Generally, readers can identify these forward-looking statements through the use of words or phrases such as “estimate,” “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “would,” “should,” “could” and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Forward-looking statements are based on the current expectations, estimates, assumptions or projections of management and are not guarantees of future performance. These expectations, estimates, assumptions or projections may vary materially from actual results. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that may cause our actual results or outcomes to differ materially from those contained in our forward-looking statements, including, but not limited to: the ability to qualify for investment tax credits; variability in the costs and projected returns of the offshore wind projects and the risk of deterioration of market conditions in the offshore wind industry; cyberattacks or breaches, including those resulting in the compromise of the confidentiality of our proprietary information and the personal information of our customers; disruptions in the capital markets or other events that make our access to necessary capital more difficult or costly; changes in economic conditions, including impact on interest rates, tax policies, and customer demand and payment ability; ability or inability to commence and complete our major strategic development projects and opportunities; acts of war or terrorism, physical attacks or grid disturbances that may damage and disrupt our electric transmission and electric, natural gas, and water distribution systems; actions or inaction of local, state and federal regulatory, public policy and taxing bodies; substandard performance of third-party suppliers and service providers; fluctuations in weather patterns, including extreme weather due to climate change; changes in business conditions, which could include disruptive technology or development of alternative energy sources related to our current or future business model; contamination of, or disruption in, our water supplies; changes in levels or timing of capital expenditures; changes in laws, regulations or regulatory policy, including compliance with environmental laws and regulations; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors.

Other risk factors are detailed in Eversource Energy’s reports filed with the Securities and Exchange Commission (SEC). They are updated as necessary and available on Eversource Energy’s website at www.eversource.com and on the SEC’s website at www.sec.gov. All such factors are difficult to predict and contain uncertainties that may materially affect Eversource Energy’s actual results, many of which are beyond our control. You should not place undue reliance on the forward-looking statements, as each speaks only as of the date on which such statement is made, and, except as required by federal securities laws, Eversource Energy undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

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